Exhibit 99.1

For Financial Inquiries Contact:
John Cummings, Sybase Investor Relations
john.cummings@sybase.com
(925) 236-8797

For Press Inquiries Contact:
Rick Myllenbeck, Sybase Public Relations
rick.myllenbeck@sybase.com
(925) 236-8506

SYBASE REPORTS PRELIMINARY FIRST QUARTER RESULTS

DUBLIN, CA – April 3, 2003 – Sybase, Inc. (NYSE: SY), a leading enterprise infrastructure and integration company, today reported that revenue and earnings per share for the first quarter ending March 31, 2003 would be lower than anticipated.

     The company said it expects first quarter revenues in the range of $180 to $185 million, with pro forma earnings per diluted share (EPS) in the range of $0.16 to $0.20, versus analyst consensus estimates of $0.23 as polled by First Call. Pro forma EPS excludes amortization of purchased intangibles, unearned stock-based compensation and restructuring costs. Including the effect of these pro forma items, the company expects EPS calculated in accordance with Generally Accepted Accounting Principles (GAAP) to be in the range of $0.12 to $0.16. A reconciliation of pro forma to GAAP EPS accompanies this release.

     “Business in the final week of the quarter was much weaker than expected,” said John Chen, chairman, president and CEO of Sybase. “We saw numerous transactions deferred to future quarters as customers put IT purchases on hold with the increasing economic uncertainty. It is no secret that our business is concentrated in areas that have been hit disproportionately hard by the economic downturn, namely financial services and telecommunications,” said Chen.

     “Despite hard times at home, the good news is our business outside North America, such as Europe and North Asia, remains firm,” Chen added. “Going forward our plan is to remain focused on maintaining profitability, generating positive cash flow and managing those aspects of our business where we can exert control. We will implement several measures to more aggressively manage our cost structure.”

     The company said that it now anticipates full year 2003 pro forma EPS to range from $0.95 to $1.05. GAAP EPS for the full year 2003 is expected in the range of $0.75 to $0.85. The company reaffirmed that it anticipates full year cash flow provided by operations to be around $150 million.

     First quarter results are preliminary, subject to the company closing its books and the company’s management and independent auditors completing their customary quarterly review procedures.

          Sybase will hold a conference call and Webcast Thursday afternoon, April 3rd at 2:00 p.m. Pacific Standard Time to discuss the preliminary results of operations for the first quarter and full year guidance.

     To access the Webcast, please go to http://www.companyboardroom.com and enter our symbol, SY, in the ticker search box. You can also access the Webcast from http://www.sybase.com by using the Webcast button/icon on the Sybase, Inc. homepage. You will be prompted for your name and company name. You must have Windows Media Player installed on your system to participate in the Webcast. Please allow for time to download and prepare your system prior to the Webcast.

     Sybase will announce final first quarter results on Thursday, April 17th, 2003 before the market opens.

About Sybase, Inc.

     Sybase pioneers software that integrates platforms, databases and applications. Sybase solutions create Information Liquidity — transforming data into economic value. With Sybase, companies can attain maximum value from their data assets by getting the right information to the right people at the right time. For more information, visit the Sybase Web site: http://www.sybase.com.

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Forward Looking Statements: Statements in this release concerning Sybase, Inc. and its prospects and future growth are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially from those suggested by these forward looking statements include continued weakness in the global economy; sales productivity; possible disruptive effects of organizational or personnel changes, political unrest or acts of war; market acceptance of the company’s products and services; customer and industry analyst perception of the company and its technology vision and future prospects; rapid technological changes; competitive factors; unanticipated delays in scheduled product availability dates; interoperability of the company’s products with other leading software application products; general business conditions; volatility of the stock markets generally, market growth rates in the client/server and Internet software markets; and other factors described in Sybase, Inc.’s reports filed with the Securities Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002.

SYBASE, INC.
Reconciliation of GAAP-based EPS to pro forma EPS
for the three months ended March 31, 2003
(unaudited)

	Low end of range	High end of range

GAAP-based EPS	$0.12	$0.16
Amortization of purchased intangibles	0.04	0.04
Amortization of unearned stock Compensation	0.01	0.01
Cost of restructure	0.01	0.01
Income tax effect of above adjustments	(0.02)	(0.02)

Pro forma EPS	$0.16	$0.20

Use of Pro Forma Financial Information

To supplement our consolidated financial statements presented in accordance with GAAP, Sybase uses pro forma measures of operating results, net income and earnings per share, which are adjusted from GAAP-based results to exclude certain costs, expenses, expense reversals, and losses. These pro forma adjustments are provided to enhance the users overall understanding of our current financial performance and our prospects for the future. Specifically, we believe the pro forma results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of pro forma numbers provides consistency in our financial reporting. Further, these adjusted pro forma results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles.